Exhibit 99.2

Bulletin

February 26, 2015
Bulletin No. 1470

Amendments to the Bank’s Capital Plan

Dear Chief Executive Officer:

Effective April 1, 2015, the Bank is amending its Capital Plan to reduce member stock purchase requirements and make other clarifying and conforming changes. The reduced stock purchase requirements are intended to provide members with more efficient access to Bank funding and help the Bank achieve its financial management objectives.

The Capital Plan requires each member to own stock in an amount equal to the greater of its membership stock requirement and its activity-based stock requirement. The amendments will result in the following changes:

•	Lower the cap on the membership stock requirement to $15 million from $25 million

•	Lower the activity-based stock requirement to 3.0% from 4.7% for outstanding advances and to 3.0% from 5.0% for mortgage loans purchased and held by the Bank

The Capital Plan amendments will also change the authorized ranges for the activity-based stock requirement, as follows:

•	Advances: 2.0% - 5.0% (currently 4.4% - 5.0%)

•	Mortgage loans: 0.0% - 5.0% (currently 5.0% - 5.7%)

Please review the amended Capital Plan and Summary of the Capital Plan on our public website. Links to these documents (and to blacklined versions of these documents marked to show the differences between the current plan and the amended plan) are also available on the Bank’s member website in the Capital Plan section under About Us.

If you have any questions, please contact your Relationship Manager.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc:  Chief Financial Officer
       Credit Contacts

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This bulletin contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Capital Plan amendments. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results, and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

This bulletin is neither an offer to sell nor a solicitation of an offer to purchase any of the Bank’s securities.